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                                                                       EX-99.77C
SAMARNAN INVESTMENT CORPORATION


Report of Shareholders' Meeting

The Annual Meeting of the Shareholders of Samarnan Investment Corporation was held on April 27, 2004 for the purposes of (1) electing seven directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, and (2) to ratify or reject the selection of CF & Co., L.L.P. as the independent certified public accountants for the Company for the current year. The results of the voting on these matters are shown below:


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PROPOSAL                                       FOR             WITHHELD
(1) Election of Directors
     Nancy Walls Devaney                     1,169,328           -0-
     Joseph A. Monteleone                    1,169,328           -0-
     Martha Walls Murdoch                    1,169,328           -0-
     Steve Sikes                             1,169,328           -0-
     Roland Walden                           1,169,328           -0-
     George S. Walls, Jr.                    1,169,328           -0-
     Tolbert F. Yater, III                   1,169,328           -0-

                                               FOR        AGAINST   ABSTAIN
(2) Ratification of CF & Co., L.L.P.         1,169,328      -0-       -0-


                                             Total Shares outstanding 1,201,768

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